Exhibit (12)
                                                            ------------

                                Pitney Bowes Inc.
              Computation of Ratio of Earnings to Fixed Charges (1)
              -----------------------------------------------------

  (Dollars in thousands)
                                                                          Three Months Ended                Nine Months Ended
                                                                            September 30,                     September 30,
                                                                   -------------------------------    -----------------------------
                                                                              2004            2003             2004            2003
                                                                   ---------------    ------------    -------------    ------------
  Income before income taxes....................................   $       200,638    $    171,794    $     584,607    $    511,037

  Add:
    Interest expense............................................            43,046          41,810          126,670         126,323
    Portion of rents representative
      of the interest factor....................................            12,881          10,724           38,224          33,413
    Amortization of capitalized
      interest..................................................               369             369            1,105           1,105
    Minority interest in the income of
      subsidiary with fixed charges.............................             1,361             876            3,194           2,974
                                                                   ---------------    ------------    -------------    ------------

  Income before income taxes, as adjusted.......................   $       258,295    $    225,573    $     753,800    $    674,852
                                                                   ===============    ============    =============    ============

  Fixed charges:
    Interest expense............................................   $        43,046    $     41,810    $     126,670    $    126,323
    Portion of rents representative
      of the interest factor....................................            12,881          10,724           38,224          33,413
    Minority interest, excluding taxes, in the
      income of subsidiary with fixed charges...................             2,000           1,270            4,694           4,327
                                                                   ---------------    ------------    -------------    ------------

  Total fixed charges...........................................   $        57,927    $     53,804    $     169,588    $    164,063
                                                                   ===============    ============    =============    ============

  Ratio of earnings to fixed charges............................              4.46            4.19             4.44            4.11
                                                                   ===============    ============    =============    ============

(1)      The computation of the ratio of earnings to fixed charges has been computed by dividing income before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.